Exhibit (a)(1)(I)

BIOTELEMETRY, INC. ANNOUNCES RESULTS OF TENDER OFFER FOR SHARES OF

VIRTUALSCOPICS, INC.

MALVERN, Pa., May 10, 2016 (GLOBE NEWSWIRE) – BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, announced today that the tender offer of its wholly owned subsidiary, BioTelemetry Research Acquisition Corporation (“Offeror”), to purchase all outstanding common and preferred shares of VirtualScopics, Inc. (“VirtualScopics”); (NASDAQ: VSCP) at an offer price of $4.05 per share for VirtualScopics’ common stock, $336.30 per share for VirtualScopics’ Series A and Series B Convertible Preferred Stock and $920.00 per share for VirtualScopics’ Series C-1 Convertible Preferred Stock, expired as scheduled at 5:00 p.m., New York City time, on Monday, May 9, 2016, and was not extended.

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised BioTelemetry that, as of the expiration of the tender offer, a total of 1,968,869 shares of VirtualScopics’ common stock (excluding VirtualScopics shares delivered by notice of guaranteed delivery for which certificates were not yet delivered), 1,600 shares of VirtualScopics’ Series A Convertible Preferred Stock, 600 shares of VirtualScopics’ Series B Convertible Preferred Stock and 3,000 shares of VirtualScopics’ Series C-1 Convertible Preferred Stock were validly tendered and not properly withdrawn in the tender offer representing approximately 68.6% of the outstanding voting power of the shares and 100% of the Series C-1 Convertible Preferred Stock. Additionally, notices of guaranteed delivery have been received with respect to approximately 35,594 shares of VirtualScopics’ common stock. The Offeror has accepted for payment all shares that were validly tendered and not properly withdrawn prior to expiration of the offer, and payment for such shares will be made promptly, in accordance with the terms of the offer.

BioTelemetry expects to effect the merger of the Offeror with and into VirtualScopics, with VirtualScopics surviving as a wholly owned subsidiary of BioTelemetry, as promptly as possible in accordance of the merger agreement. In the merger, each outstanding share of capital stock of VirtualScopics not validly tendered and purchased in the tender offer will be converted into the right to receive the same per-share price paid in the tender offer. Following the merger, VirtualScopics’ common stock will cease to be traded on the NASDAQ.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care. The company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services. More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about BioTelemetry’s beliefs and expectations, statements about BioTelemetry’s proposed acquisition of VirtualScopics and expectations regarding the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promise”, “project,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Factors that may materially affect such forward-looking statements include: BioTelemetry’s ability to successfully complete the merger or realize the anticipated benefits of the transaction. For further details and a discussion of these and other risks and uncertainties, please see BioTelemetry’s public filings with the Securities and Exchange Commission, including the company’s latest periodic reports on Form 10-K and 10-Q. BioTelemetry does not undertake, and specifically disclaims, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:	BioTelemetry, Inc. Heather C. Getz Investor Relations 800-908-7103 investorrelations@biotelinc.com